Exhibit 99.1

SUMMARY

Unless otherwise indicated or required by the context, the terms “Exide,” “we,” “our,” “us,” and the “Company” refer to Exide Technologies and all of its subsidiaries. Our fiscal year ends on March 31. We refer to the fiscal year ended March 31, 2010 as “fiscal 2010,” the fiscal year ended March 31, 2009 as “fiscal 2009” and the fiscal year ended March 31, 2008 as “fiscal 2008.” Unless otherwise indicated or unless the context otherwise requires, all dollar amounts are in U.S. Dollars.

Non-GAAP Financial Measures

We have included certain financial measures that do not comply with accounting principles generally accepted in the United States, or GAAP. Certain non-GAAP financial measures included herein, including adjusted EBITDA, which is defined as net income (loss) before net interest expense and income tax provision, as adjusted for depreciation, amortization, loss on early extinguishment of debt, Take Charge! costs, net reorganization items, restructuring charges, the effect of noncash currency remeasurement, minority interest, unrealized gain or loss from revaluation of our warrants liability, non-cash gains or losses on asset sales and other principally non-cash stock compensation expense, may not comply with these guidelines, and we may remove them from any registration statement to be filed with respect to the notes in order to comply with such guidelines. Adjusted EBITDA, as presented herein, is a supplemental measure of our performance and liquidity that is not required by, or presented in accordance with, GAAP. We believe that this measure is useful to our investors and management because it allows management and investors to evaluate our performance for different periods on a more comparable basis by excluding certain non-operational items. In addition, we believe it is a measure frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. In addition, other companies, including those in our industry, may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business, or as a measure of cash that will be available to us to meet our obligations, including those under the notes. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally. See “Summary Historical Consolidated Financial Data” below for a quantitative reconciliation of adjusted EBITDA to the most directly comparable GAAP financial performance measure, net income. See “Summary Historical Consolidated Financial Data” for a quantitative reconciliation of adjusted EBITDA to the most directly comparable GAAP financial performance measure, net income.

Our Company

We are a global leader in stored electrical energy solutions and one of the world’s largest manufacturers and distributors of lead-acid batteries. Our products are used in transportation (e.g., marine, trucks, automotive), motive power (e.g., forklifts), network power (e.g., telecommunications, computer backup), and military (e.g., submarines, tanks, etc.) applications as well as for renewable energy storage solutions, and high performance, large-capacity lead-acid and lithium ion energy systems. We believe we hold one of the top three positions in every market segment that we serve. With operations in more than 80 countries, we believe we offer the industry’s most comprehensive portfolio of products, services, and technologies in the transportation and industrial energy markets. Our leading brands include Exide, Absolyte, Centra, Classic, DETA, Fulmen, GNB, Liberator, Marathon, Sonnenschein, and Tudor. Our major customers include Alcatel, BMW, Bosch, Canadian Tire, Fiat Group, John Deere & Company, Nokia, Siemens, Target, Toyota, Tractor Supply, and Volkswagen. Our business is diversified, with no customer representing more than 10% of our fiscal year 2010 consolidated net sales. We believe that we are the only leading battery manufacturer in the world with leading positions in both transportation and industrial energy markets.

We believe our reputation as a leader in quality and service contributes to our global brand recognition and stable market share. The breadth of our global manufacturing capability allows us to shorten lead times and increases our ability to provide reliable and consistent customer service. Our customer support and value-added customer solutions have allowed us to partner with some of the largest manufacturers and merchandisers in the markets we serve. Our customers have presented us with awards recognizing the quality and reliability of our products and services by presenting us with multiple customer awards over the years, including awards from customers like John Deere and Toyota.

Net sales and adjusted EBITDA for the fiscal year ended March 31, 2010 were approximately $2.69 billion and $198.8 million, respectively.

The following charts illustrate our revenue breakdown by segment, end market, and geography during fiscal 2010.

Revenue Mix

Segment Breakdown	End Market Breakdown	Geographic Breakdown

We have invested significantly in developing new technologies and applications for hybrid electric vehicles and for alternative energy applications. We believe that the development of these technologies, particularly with respect to hybrid electric vehicle technology, is an important strategy for the future of our business.

We are actively shipping batteries to original equipment manufacturers, or OEMs, including BMW, Fiat Group, Alfa Romeo, Lancia, and Toyota to serve both the stop/start and micro-hybrid vehicle markets. We are working to develop new technologies to serve the entire spectrum of hybrid vehicles. In August 2009, we received a grant of approximately $34 million from the United States Department of Energy, or the DOE, under the American Reinvestment Recovery Act, to accelerate expansion of our domestic manufacturing capacity for our Absorbed Glass Mat, or AGM, batteries, which address the increased power source requirement for micro-hybrid vehicles, no-idle commercial vehicles, and other strategic market segments.

We launched our ReStore Energy Systems division, or ReStore, in 2009 to develop and manufacture renewable energy storage solutions and high-performance, large-capacity lead-acid and lithium ion energy systems. One solution we have developed is our energy cube product, which is in the testing phase. The energy cube product is a mobile 0.5 mega watt hour energy storage system housed in a standardized freight container that, by our estimates, is capable of powering approximately 20 homes in North America or approximately 200 homes in a developing country for up to 24 hours. The energy cube product can be used in conjunction with solar panels to store renewable energy. We are exploring other applications for large-scale storage products for grid-connected renewable energy and off-grid renewable power generation and storage (solar and wind energy), as well as new applications for lithium ion batteries, ranging from autonomous underwater vehicles and lawn vehicles to medical diagnostic equipment.

We are the second largest recycler of lead in the world and the largest in North America. Our recycling centers supply recycled lead for use in substantially all of our transportation and industrial energy products manufactured in

North America and supply lead to various external customers. Our investment in recycling supports our commitment to the sustainability of both our business and the environment. We also believe that our recycling capabilities also serve a competitive advantage as they provide an independent source of lead, while most of our competitors rely on spot markets and other third-party suppliers of lead.

Our principal markets are described below:

Transportation

Our transportation batteries include starting, lighting, and ignition batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, marine, and other applications. Our principal batteries sold in the transportation market are represented by brands that we own or use under license, such as: Centra, DETA, Exide, Exide Extreme, Exide NASCAR Select, Orbital, Fulmen, Tudor, and various private label brands. The market for transportation batteries is divided between sales to aftermarket customers and OEMs. The transportation segment represented approximately 65% of our consolidated net sales in fiscal 2010 with approximately 84% of transportation sales made through various aftermarket channels.

Our experience is that aftermarket demand historically has been more stable than OEM demand due to the typical three to five year replacement cycle of transportation batteries. We believe that aftermarket demand will continue to grow steadily as a result of continued increases in the total number and average age of vehicles. Some of our major aftermarket customers include ADI, Bosch, Canadian Tire, GAUI, and Tractor Supply. In addition, we are a supplier of authorized replacement batteries for major OEMs including Fiat Group, BMW, Volkswagen, John Deere, Renault/Nissan, and PACCAR.

OEM sales, which comprise approximately 16% of Transportation net sales, are driven by consumer demand for new vehicles. We believe that the OEM market increasingly prefers suppliers with established global production capabilities which can meet their needs as they expand internationally and increase platform standardization across multiple markets. We supply batteries for two of the ten top-selling vehicles in the United States and five of the ten top-selling vehicles in Europe. Some of our significant OEM customers include BMW, Case/New Holland, Fiat Group, International Truck & Engine, John Deere, the PSA group (Peugeot S.A./Citroën), Renault/ Nissan, Scania, Toyota, Volkswagen, and Volvo Trucks.

Transportation Americas

In the Americas, we sell aftermarket transportation products through various distribution channels, including mass merchandisers, auto parts outlets, wholesale distributors, and battery specialists. We sell our OEM transportation replacement products principally through dealer networks. Our operations in the U.S., Canada, and Mexico include a network of 80 branches, which sell and distribute batteries and other products to our distributor channel customers, battery specialists, national account customers, retail stores, and OEM dealers. In addition, these branches collect spent batteries for our recycling centers.

With five active recycling centers, we are the largest recycler of lead in North America. Our recycling centers supply recycled lead for use in substantially all of our transportation and industrial energy products manufactured in North America as well as to various external customers. The recycling centers also recover and recycle plastic materials used to produce new battery covers and cases.

Transportation Europe and the Rest of the World

In Europe and the rest of the world, or ROW, we sell aftermarket batteries primarily through automotive parts and battery wholesalers, mass-merchandisers, as well as auto and service centers. Wholesalers have traditionally represented the majority of this market, but sales through hypermarket chains and automotive parts stores, most often integrated in European or global buying groups, have increased. Many automotive parts wholesalers are also increasingly active in purchasing and merchandising programs. Battery specialists sell and distribute batteries to a network of automotive parts retailers, service stations, independent retailers, and garages throughout Europe.

We sell OEM batteries to the European light vehicle, light commercial vehicle, and commercial vehicle industry. We supply most of our OEM batteries directly to the assembly plants of our customers. We supply OEM batteries to BMW, Fiat Group, Iveco, Nissan, Renault, Scania, Volkswagen, Volvo Trucks, and other well-known manufacturers. We also deliver service and replacement batteries into this segment. More recently we have begun to supply advanced lead-acid batteries for micro-hybrid vehicles equipped with carbon dioxide, or CO2, reducing technologies such as start/stop and micro-hybrids with regenerative braking systems.

Industrial Energy

Our Industrial Energy segments supply motive power and network power applications. Motive power batteries are used in the material handling industry for electric forklift trucks and in other industries, including those related to floor cleaning machinery, powered wheelchairs, railroad locomotives, and mining machinery. Network power batteries are used in a broad range of industries for back-up power applications to ensure continuous power supply and avoid temporary power failures or outage. Industrial energy represented 35% of our consolidated net sales in fiscal 2010, with motive power sales and network power sales representing approximately 52% and 48% of our consolidated net sales in fiscal 2010, respectively.

The battery technologies for the motive power markets include flooded flat plate products, tubular plate products, AGM products, and gel electrolyte products. We also offer a wide range of battery chargers and related equipment for the operation and maintenance of battery-powered vehicles.

Network power batteries are used in mission critical applications to provide back-up power for use with telecommunications systems, computer data centers, hospitals, air traffic control, security systems, utility, railway, and military applications. Telecommunications applications include central and local switching systems, satellite stations, wireless base stations, and mobile switches, optical fiber repeating boxes, cable TV transmission boxes, and radio transmission stations. Our strongest network power battery brands, Absolyte and Sonnenschein, offer customers the choice of AGM or gel electrolyte valve regulated battery technologies and deliver among the highest energy and power densities in their class.

Industrial Energy Americas

We distribute our motive and network power products and services through multiple channels. These channels include sales and service locations we own that are augmented by a network of independent representatives. We serve a wide range of motive power customers including OEM suppliers of lift trucks, large industrial companies, retail distributors, warehousing companies, and manufacturers. Our primary motive power customers in the Americas include Kroger, NACCO, Target, Toyota, and Walmart. Network power customers in the Americas primarily include APC, AT&T, Emerson Electric, and Verizon Wireless.

Industrial Energy Europe and ROW

We distribute our motive power products and services in Europe through in-house sales and service organizations and utilize distributors and agents for the export of products from Europe to ROW. Motive power products in Europe are also sold to a wide range of customers in the aftermarket, ranging from large industrial companies and retail distributors to small warehousing and manufacturing operations. Motive power batteries are also sold in complete packages, including batteries, chargers, and increasingly through on-site service. Our major OEM motive power customers include Jungheinrich, the KION Group, and Toyota Material Handling. We distribute network power products and services in Europe and batteries and chargers in Australia and New Zealand through in-house sales and service organizations. In Asia, products are distributed through independent distributors. We utilize distributors, agents, and direct sales to export products from Europe and North America to ROW. Our primary network power customers in Europe and ROW include Alcatel, Deutsche Telecom, Emerson Electric, Ericsson, MGE, Nokia, and Siemens.

Industry Overview

We compete in the global transportation and industrial energy markets. In the 2008 calendar year, these markets were estimated to be approximately $17.3 billion combined. North America comprises approximately 48% of the global market, Europe, approximately 38%, and the rest of the world, approximately 14%.

Global Transportation Battery Market

Transportation batteries are used in starting, lighting, and ignition applications for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, and boats. In the 2008 calendar year, aftermarket sales represented approximately 80% of the estimated $13.6 billion market for transportation batteries, while sales to OEMs represented 20% of the same market.

Aftermarket sales are driven by a number of factors, including the number of vehicles in use, average battery life, average age of vehicles, and population growth. Our experience is that aftermarket demand historically has been more stable than OEM demand principally due to the typical three to five year replacement cycle of transportation batteries. We believe that aftermarket demand will continue to grow steadily as a result of continued increases in the total number and average age of vehicles.

OEM sales are driven by consumers’ demand for new vehicles. We believe that OEMs increasingly prefer suppliers, like us, with established global production capabilities that can meet their needs as OEMs expand their sales internationally and increase platform standardization across multiple markets.

Global economic growth, geopolitical conflict in oil-producing regions, and escalating exploration and production costs are increasing market demand for technologies that can help reduce dependence on oil. Meanwhile, heightened concerns about climate change are giving rise to stricter environmental standards and stronger regulatory support for energy sources that are less harmful to the environment. We believe these trends are contributing to the growing demand for advanced battery technologies in the transportation, electric grid services, and consumer markets.

In the transportation market, we believe that the high prices of conventional fuel, greater concern regarding environmental issues, and government regulation are increasing the demand for electric vehicles, or EV, hybrid vehicles, or HEV, and plug-in hybrid electric vehicles, or PHEV. HEVs are vehicles that combine battery power with traditional internal combustion engines and the battery is recharged either through the alternator or by regenerative braking. PHEVs are types of HEVs that have rechargeable batteries that can be charged additionally with external power sources. These vehicles offer improved gas mileage and reduced carbon emissions and may ultimately provide a vehicle alternative that eliminates the need for gasoline engines.

We currently believe that by 2015, 15-18% of all new vehicles will incorporate hybrid technologies including the following:

•	Start/Stop. Start/stop is a hybrid technology whereby the engine shuts down when the vehicle is stopped and restarts when the engine is needed to power the vehicle.

•	Micro and Full HEVs. HEVs use electric propulsion to supplement conventional internal combustion propulsion. A full HEV has sufficient battery power to drive the vehicle on the battery alone for short distances at lower speeds. A micro HEV is a vehicle where there is no propulsion assistance but that has stop/start or regenerative braking technologies that help reduce fuel usage.

We also believe that by 2015, 75% of these vehicles will be in the start/stop and micro-hybrid segments, where we are currently delivering fully developed and operational products.

Global Industrial Energy Battery Market

The lead-acid industrial energy battery market is comprised of batteries for motive power, network power (standby or reserve), and military applications. Frost and Sullivan, a market research publication, estimates the size of the motive power market was approximately $2.4 billion and the network power market was approximately $1.8 billion in calendar year 2009.

Motive power batteries are used in electric vehicles, such as industrial forklifts, airport ground handling equipment, golf carts, and wheelchairs. Electric lift trucks are an increasingly popular alternative to hydrocarbon powered trucks. In Europe, where energy costs have historically been higher than in the U.S., electric lift truck penetration is higher due to our customers’ preference for electric-powered engines over diesel or natural gas fueled engines. In addition, worldwide, we believe the use of low maintenance batteries in electric lift trucks is growing due to environmental requirements in sensitive applications such as food warehouses. Low maintenance batteries produce fewer vapors than propane powered alternatives, and, as a result, generally perform better in sensitive environments. Retail growth and the related increases in the growth of warehousing, regional distribution centers, and logistics services are generally the main contributors to the growth in motive power battery demand. Demand for motive power batteries has also been historically driven by gross domestic product, or GDP, and industrial output.

Network power batteries are used for back-up applications, such as those used in telecommunications, computer data centers, security and electrical power plant systems, and military equipment. Network power battery demand tends to be driven by the growth in broadband and the worldwide deployment of telecommunication systems and such demand has increased consistently over the past several years. Performance and reliability are essential to electric transmission and distribution grids. To preserve electric grid integrity, grid operators often need to call on critical ancillary services such as reserve capacity and frequency regulation services. Traditionally, these grid services are provided by running select power plants on the grid below their full load capability so that, when needed, there is available capacity to quickly power the grid. Advanced batteries capable of providing rapid charge and discharge cycles, as well as high power and energy over a long calendar life, can serve as a cost-effective alternative for both reserve capacity and frequency regulation services.

Competitive Strengths

We benefit from the following competitive strengths:

Leading Market Position

We have significant market share in our global business segments, and we are one of the global market share leaders in the lead-acid battery market. We believe that we are the only market participant with leading positions in transportation and industrial energy markets in North America, Europe and ROW. We believe that we have been successful in establishing leading market positions through our customer relationships, global presence, comprehensive product line, excellence in manufacturing, and quality assurance. The following charts, which are based on our internal estimates based on market data, illustrate our market share in our global business segments based on geography during calendar year 2009.

Transportation Market Shares

North America	Europe	Global(1)

#3 Position	#2 Position	#2 Position

Industrial Energy Market Shares

North America	Europe	Global(1)

#3 Position	#2 Position	#2 Position

(1)	Includes Asia Pacific region

We aggressively pursue opportunities to both maintain our presence in our key established markets and build market share in developing markets. We seek to protect and grow margins through our pricing discipline supported by product cost reductions and structural optimization. We continue to grow our existing customer base by securing new accounts. We seek improvement of overall productivity through a disciplined focus on the redesign of products as well as streamlining of our various operations.

We are actively exploring acquisition opportunities for our transportation business in the Asia Pacific region. Most OEMs require local manufacturing capabilities for their battery suppliers and, as such, both OEM and aftermarket battery markets are dominated by local suppliers. In addition, we have introduced certain key products from Europe into these markets to capitalize on the growing market demand. In addition, the ongoing turn-around of the Australasia transportation and recycling businesses is expected to be aided by a sustained focus on cost recovery as a result of price discipline in both the Australian and New Zealand markets.

Global Scale

We operate 33 manufacturing plants, including 24 battery plants, in eleven countries located across the U.S., Europe, Australia, New Zealand, and India, and we operate in more than 80 countries. We also operate nine active lead recycling plants located in the United States (5), Spain (2), Portugal, and New Zealand. We believe that our customers, particularly OEMs, increasingly prefer suppliers, like us, with established global production capabilities. As customers continue to consolidate and source globally, our ability to service those customers and standardize our platforms across multiple markets should increasingly serve as a key competitive advantage. Our global footprint translates into shorter manufacturing lead times and faster customer service, which, we believe, has become as important as product quality in winning and maintaining customers.

Technology Leader

We believe that we have the broadest range of technology and applications in both the transportation and industrial energy markets worldwide. With respect to transportation batteries, we believe that we are one of the leading producers of sealed valve-regulated batteries for new applications such as mild-hybrid vehicles, which employ stop/start, regenerative brake charging and mild electric propulsion assist operating strategies, and dual power systems. We utilize several lead-acid technology variants including high temperature-resistant alloys, expanded rolled strip in plate making, valve-regulated design utilizing AGM and gel recombinant technology and spiral wound construction in the Exide Select Orbital range.

In industrial energy applications, our Absolyte and Sonnenschein batteries use technologies that are among the most preferred for sealed batteries — AGM and gel, respectively. Utilizing patented materials and design, we believe that Absolyte is superior to most competitive products in energy density and service life for a variety of applications, and it commands a premium price in the market. The Sonnenschein gel technology was the first sealed battery technology in the world to be developed and has been improved over the last 40 years for use in robust and reliable products for military, network power, and motive power applications. In addition, we have developed a range of low maintenance batteries (the Liberator series), which are combined with a matched range of Exide-regulated or high frequency chargers, and reduce customers’ operating costs.

In August 2009, we were awarded a grant by the DOE of approximately $34 million to increase our AGM manufacturing capacity. These AGM batteries are designed for stop/start, micro-hybrid and no-idle vehicle applications, and enable improved fuel efficiency to reduce CO2 emissions. Our total investment, including the DOE grant, will be approximately $70 million for expansion of our Columbus, Georgia and Bristol, Tennessee facilities. Additionally, we received tax incentives from the State of Georgia and Tennessee of approximately $9.3 million and approximately $6.0 million, respectively. As a result of these grants and incentives, we expect to expand battery production capacity by about 1.5 million batteries per year. These investments are expected to be completed by the end of calendar year 2012.

During fiscal 2010, our Global Research, Development & Engineering, or RD&E, team expanded by more than 50 engineers and scientists, many with Ph.D. qualifications. We renovated our laboratory in Büdingen, Germany and opened a world-class global technology center in Milton, Georgia. These two facilities are key elements of our renewed focus on technology for future applications. In addition to focusing on new technologies and product development, the RD&E team is tasked with standardizing processes throughout our manufacturing facilities.

Strong Brand Recognition

In addition to substantial sales of batteries on a private label basis, particularly in our transportation segment, we have a portfolio of brand names which are well-recognized in the global transportation and industrial energy markets. We believe our brand recognition is a key factor in battery selection, as customers look for quality and reliability.

We believe that our brands are recognized for a level of quality that customers and partners trust. Even for the adoption of private label products, OEMs and service providers consider product quality critical to ascertain warranties and guarantee a level of service to their end customers.

•	We sell our branded transportation batteries primarily under the Centra, DETA, Exide, Exide NASCAR Select, Exide Select Orbital, Fulmen, and Tudor names.

•	We sell our branded industrial energy network power batteries primarily under the Absolyte, Classic, Marathon, Sonnenschein, and Sprinter names. Absolyte is one of the largest selling stationary battery brands in the world. Sonnenschein is the largest selling gel battery brand. Our leading motive power battery brands are Chloride Motive Power, Deta, Fulmen, GNB, Liberator, Sonnenschein, and Tudor, which are among the most recognized in the market.

Strong Financial Performance

Significant progress has been made towards rationalizing operations and improving profitability of our business. Despite a decline in net sales of 19% from $3,322 million in fiscal 2009 to $2,686 million in fiscal 2010, we have expanded gross margins over that same period from 18.5% to 20.0%. This margin improvement in the face of significant sales pressure reflects management’s focus on cost management and restructuring initiatives to consolidate existing capacity and capital and operational investments in improved processes. As a result of these initiatives, we expect that operating leverage will improve as the global economic environment recovers.

Strong Operating Management Team

Our operating management team has extensive experience in the industrial and manufacturing industries and direct experience in all of the markets we serve. A majority of our current management team has been in place for the past five years and has been responsible for directing and implementing our restructuring plans and leading the company through the recent economic downturn. We believe that the management team has also successfully managed the rationalization of facilities, added talent, and focused on standardization of operations and leveraging of scale to minimize operating costs, which positions us for continued success.

Our President and Chief Executive Officer, James R. (Jim) Bolch, joined the company on July 26, 2010 from Ingersoll Rand Company, where he served as Senior Vice President and President, Industrial Technologies Sector. His career spans 29 years in a number of global industrial businesses serving a variety of market segments, gaining experience through positions in global manufacturing and leading large service-based organizations. We believe that his prior work experience has demonstrated a track record of leveraging operational acumen to drive both innovation and strategic growth. A native of Shreveport, Louisiana, Mr. Bolch earned his Bachelor of Science and Master’s degrees in Mechanical Engineering from Tulane University and the University of Florida, respectively. Mr. Bolch also completed the Advanced Management Program at Harvard Business School.

Business Strategy

Strengthen Market Leadership Position

We believe that we are a market leader in the manufacture and sale of lead-acid batteries, and we intend to strengthen our position by continuing to expand our leadership with new products and technologies. We plan to extend existing brands into new markets and transfer technological innovations among locations and business units in order to capitalize on the best products and practices in our portfolio.

We seek to differentiate ourselves from our competitors through service, support, timeliness, and delivery. In our Industrial Energy segments, we are able to provide fast turnaround time to our customers to ensure that their lift trucks stay in service. When a battery deteriorates, it typically requires prompt replacement. In our high volume transportation business, customer satisfaction is maximized through a customer service model that seeks to achieve fill rates consistently exceeding 98% through just-in-time delivery programs, and includes focus on local service and brand and promotional support, particularly for the channels used to reach our consumers.

We collaborate with our customers to provide customized solutions as well as 24-hour service in many business areas. We partner with large global manufacturers and merchandisers to help meet our customers’ short lead times and high quality standards. We seek to leverage our competitive advantage in “total delivered cost” and can offer large customers complete energy storage solutions, including battery management, engineering and design outsourcing.

Pursue Geographic Expansion

We are an established leader in North America and Europe with a growing presence in Asia Pacific and South America. We have built a global infrastructure comprising over 45 manufacturing plants and distribution facilities located across the U.S., Europe, Asia and ROW. We recognize the significant benefits to our company and demand for our products outside of our domestic market. In addition, our customers increasingly prefer suppliers, like us, with established global production capabilities. We believe this capability is becoming a key competitive advantage. Our international operations contributed over 55% of our fiscal 2010 sales, with a significant majority of these sales coming from Europe.

We believe there is an opportunity to extend our reach into select emerging markets and recognize the potential for above-market growth relative to developed markets. Specifically, we are focused on expanding our presence in China and Southeast Asia, India, Eastern Europe (including Russia and the former Soviet Union republics) and South America. We see meaningful global growth opportunities for both our Transportation and Industrial Energy segments. Growth in our Industrial Energy segment tends to correlate with global GDP, growth. In our targeted markets, growth opportunity can be represented by projected 2010 GDP growth, which ranges from an estimate of 5% for South America to upwards of 11% for China. This growth would significantly outpace the growth expected in developed economies of approximately 2.5%.

The growth opportunity in the Transportation segment can be represented by the projected growth in vehicle builds and aftermarket demand. In India, for example, new light vehicle build is currently projected to grow over 9% through 2014 while aftermarket demand is anticipated to grow almost 12% annually over the same period. In China, transportation battery demand is presently expected to reach 54 million units in 2010 and is projected to grow to almost 97 million units over the next five years. This increase in demand is expected to be driven by an annual growth in auto production in excess of 15% for the foreseeable future. In South America, we anticipate similar growth opportunities. One of the most attractive opportunities is in Brazil, where we expect new light vehicle build to grow over 5% through 2014 with aftermarket demand growing 3% annually over the same period.

Continued Focus on Cost Reductions and Productivity Initiatives

Since 2005, we have undertaken several productivity initiatives to improve the performance and cost-efficiency of our business. The most significant and visible action we have taken is to rationalize our manufacturing footprint. In the past several years, we have reduced legacy excess capacity by closing facilities in Germany, Italy, Spain, and, most recently, in the UK and France. In connection with these plant closures, we have consolidated production into larger facilities at other locations in Europe. We have also implemented a company-wide initiative known as Take Charge!. Our Take Charge! initiative is designed to identify waste in our manufacturing and distribution processes, and to implement changes to enhance productivity and throughput while reducing investment in inventories. Since the introduction of Take Charge!, we believe that we have made significant progress toward improving our productivity. We have substantially reduced the number of stock-keeping units, reduced warranty expense as a percentage of sales, and improved our days sales outstanding and inventory days on hand. As a result of these and other actions, we have improved our gross margins by approximately 561 basis points over the last five years. We have also improved employee efficiency, increasing net sales per employee by over 35% since 2005 while not recognizing any increases in selling, general and administrative expenses.

We intend to sustain a disciplined focus on eliminating cost from our operations to improve profitability and the efficiency of all of our operations. We will continue to utilize the Take Charge! initiative to identify further opportunities to reduce our operating and product costs. We also intend to evaluate plant consolidation and/or relocation opportunities as appropriate. We see the greatest near-term opportunity, however, through investments to significantly increase automation of our manufacturing processes. While we have invested in excess of $205.0 million in capital additions in the past two years, we continue to have additional opportunities for automation and manufacturing process improvements to target additional cost reductions and enhance margins.

Lastly, we intend to proactively manage the sourcing of all of our inputs with a primary focus on lead, which represents approximately 45% of our cost of goods sold in fiscal 2010. In the North American market, we obtain almost all of our lead requirements from five company-owned and operated secondary lead recycling plants. This capability helps us control the cost of lead and allows us to avoid purchasing lead at prevailing market prices. We believe that this capability provides us a competitive advantage, and we have a strategy to increase the collection of spent batteries from our customers (as opposed to third party purchases) to better capitalize on this advantage. In Europe, the vast majority of lead is provided by third party suppliers at market prices. We have implemented, and expect to continue to implement, several measures to mitigate lead price increases, including selective pricing actions, lead price escalators, lead hedging, and entering into long-term lead supply contracts.

Capitalize on Electrification of Vehicles

We believe that the electrification of vehicles represents a significant opportunity, and we believe that we are well positioned to capitalize on this opportunity. We have invested significantly in hybrid battery technology and our current product capabilities are serving the start/stop and micro-hybrid segments. We currently believe that by 2015, 15-18% of all new vehicles will incorporate start/stop or micro-electric technologies.

Beyond the start/stop and micro-hybrid segments, we have developed a roadmap for advanced battery technology which will address the broader HEV spectrum. We are actively testing products to serve the mild-hybrid segment and are in the development phase for medium hybrids. We anticipate that by 2014, we will be actively testing battery technologies to serve full hybrids by 2014. In connection with this development effort and in response to current and future anticipated requirements, we are expanding our AGM capacity at our Bristol, Tennessee and Columbus, Georgia facilities through an investment of approximately $70 million, which is partially (49%) funded by a grant from the DOE. Additionally, we have invested over $15 million in our Romano Di Lombardia, Italy facility to increase our AGM capacity.

In addition to our in-house development efforts, we continue to pursue the formation of alliances and collaborative partnerships to develop energy-management systems that target automotive electrical and electronic architectures for the global OEM market. In fiscal 2010 alone, we:

•	signed a technology development agreement with NanoTerra, Inc., a leading surface engineering and nanotechnology co-development company in Cambridge, Massachusetts;

•	signed a memorandum of understanding with Axion Power, an advanced lead-acid development company in Newcastle, Pennsylvania, to develop and distribute its advanced lead carbon-based battery technology to the transportation, marine, military and motive markets; and

•	signed a three-way Cooperative Research & Development Agreement, or CRADA, with Savannah River National Laboratory and the University of Idaho to study the benefits of hollow glass microspheres in lead-acid batteries.

We intend to aggressively pursue other alliances and partnerships that can accelerate our technology development.

Develop Product Offerings to Serve Alternative Energy Storage Market

We recently launched our ReStore division to address the need for new technologies to store wind and solar energy, as well as to develop energy systems based on our large-capacity lithium ion battery technology. ReStore leverages our capabilities in advanced research and development, application engineering, the manufacture of superior-quality products, and customer service in developing these new markets. For the renewable energy market storage, we are working to provide technologies for large-scale storage for grid-connected renewable energy and installations for off-grid electricity generation and storage. We believe that this business both facilitates our objectives to build a sustainable presence in renewable energy and supports our goal to be environmentally responsible. We are also developing new applications for lithium ion batteries in the stationary power, portable power, and motive power markets. Our Onyx Lithium Powertm lithium ion-based solutions will cater to various applications, including medical diagnostic systems, closed circuit television, emergency lighting, and autonomous underwater vehicles.

Our energy cube product, which is in the testing phase, is among the new product developments we are currently pursuing. The energy cube product is a mobile 0.5 mega watt hour energy storage system housed in a standardized freight container that, by our estimates, is capable of powering approximately 20 homes in North America or approximately 200 homes in a developing country for up to 24 hours. Our R&D team is also working to develop other lithium ion and smart battery technologies for future telecommunication and energy storage applications.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data below as of and for the fiscal years ended March 31, 2008, 2009, and 2010 fiscal years ended March 31, 2006, 2007, 2008, 2009, and 2010 are derived from our audited consolidated financial statements and the related notes thereto, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary unaudited historical consolidated financial data as of and for the three months ended June 30, 2009 and 2010 are derived from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods and selected historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our audited consolidated financial statements, you should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

				Three Months
	Fiscal Year Ended March 31,			Ended June 30,
	2008	2009	2010	2009	2010
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$3,696,671	$3,322,332	$2,685,808	$592,854	$644,666
Cost of sales	3,103,481	2,708,664	2,147,712	486,170	524,300

Gross profit	593,190	613,668	538,096	106,684	120,366

Expenses:
Selling, marketing and advertising	289,975	297,032	258,212	65,318	59,519
General administrative	176,607	173,990	182,549	42,931	42,145
Restructuring	10,507	63,271	70,594	35,665	6,894
Other (income) expense, net	(39,069)	41,264	(1,566)	(3,361)	10,995
Interest expense, net	85,517	72,240	59,933	14,720	14,983
Loss on early extinguishment of debt	21,342	—	—	—	—

Income (loss) before reorganization items and income taxes	48,311	(34,129)	(31,626)	(48,589)	(14,170)
Reorganization items, net	3,822	2,179	1,674	555	636
Income tax provision	10,886	32,173	(21,963)	4,872	(5,800)

Net income attributable to noncontrolling interest	1,544	1,041	477	(42)	38

Net income (loss) attributable to Exide Technologies	$32,059	$(69,522)	$(11,814)	$(53,974)	$(9,044)

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$1,080	$120,521	$109,162	$56,486	$3,238
Investing activities	(49,797)	(101,087)	(95,242)	(15,171)	(10,160)
Financing activities	57,374	(29,441)	1,930	6,542	297
Capital expenditures	56,854	108,914	96,092	$15,171	$10,447

	As of March 31,		As of June 30,
	799012009	2010	2009	2010
	(Dollars in thousands)

Balance Sheet Data:
Working capital(1)	$489,216	$428,996	$458,721	$418,585
Cash and cash equivalents	69,505	89,558	121,521	80,538
Total assets	1,900,187	1,956,226	1,905,438	1,843,479
Long-term debt and capital leases	646,180	646,604	654,140	635,200
Total liabilities	1,558,120	1,608,188	1,592,978	1,521,970
Total stockholders’ equity	342,067	348,038	312,460	321,509
Total liabilities and stockholders’ equity	1,900,187	1,956,226	1,905,438	1,843,479

									Twelve Months
									Ended
	Fiscal Year Ended March 31,						Three Months Ended June 30,		June 30,
	2008		2009		2010		2009	2010	2010(3)
	(Dollars in thousands, except ratios)

Other Financial Data and Credit Statistics:
Adjusted EBITDA(2)	$244,100		$252,700		$198,800		$23,100	$41,600	$217,300
Cash interest expense	75,234		63,567		47,129		4,020	4,097	47,206
Ratio of long-term debt and capital leases to adjusted EBITDA	2.8	x	2.6	x	3.3	x			2.9	x
Ratio of adjusted EBITDA to cash interest expense	3.2	x	4.0	x	4.2	x			4.6	x
Pro Forma Other Financial Data and Credit Statistics:
Cash and cash equivalents									$153,854
Long-term debt and capital leases									$743,587
Total stockholders’ equity									$298,156
Total liabilities and stockholders’ equity									$1,928,512
Adjusted EBITDA									$217,300
Cash interest expense									$59,405
Ratio of long-term debt and capital leases to adjusted EBITDA									3.4	x
Ratio of adjusted EBITDA to cash interest expense									3.7	x

(1)	Working capital is calculated as current assets less current liabilities.

(2)	We use adjusted EBITDA as a key measure of our operational financial performance. This measure is the key indicator of our operational performance and excludes the nonrecurring impact of our current restructuring actions. We calculate Adjusted EBITDA as net income (loss) before net interest expense and income tax provision, as adjusted for depreciation, amortization, loss on early extinguishment of debt, Take

Charge costs, net reorganization items, restructuring charges, the effect of non-cash currency remeasurement, minority interest, unrealized gain or loss from revaluation of our warrants liability, non-cash gains or losses on asset sales and other principally non-cash stock compensation expense, or adjusted EBITDA, may not comply with these guidelines, and we may remove them from any registration statement to be filed with respect to the notes in order to comply with such guidelines. Our adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the fiscal 2008 first quarter. We present adjusted EBITDA because we believe it provides investors with important additional information to evaluate our performance. Adjusted EBITDA is not a recognized measure under GAAP, and when analyzing our financial results, investors should use adjusted EBITDA in addition to, and not as an alternative to, net income as defined under GAAP. In addition, because other companies calculate adjusted EBITDA differently, this measure will not be comparable to adjusted EBITDA or similarly titled measures reported by other companies. The following table reconciles adjusted EBITDA to net income (loss), which is the GAAP measure most comparable to adjusted EBITDA, for each of the periods for which adjusted EBITDA is presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data below as of and for the fiscal years ended March 31, 2006, 2007, 2008, 2009, and 2010 are derived from our audited consolidated financial statements and the related notes thereto, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The selected unaudited historical consolidated financial data as of and for the three months ended June 30, 2009 and 2010 are derived from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods and selected historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our audited consolidated financial statements, you should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

						Three Months
						Ended
	Fiscal Year Ended March 31,					June 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands, except per-share data)

Statement of Operations Data:
Net sales	$2,819,876	$2,939,785	$3,696,671	$3,322,332	$2,685,808	$592,854	$644,666
Gross profit	406,831	472,776	593,190	613,668	538,096	106,684	120,366
Selling, marketing and advertising expenses	271,059	270,413	289,975	297,032	258,212	65,318	59,519
General and administrative expenses	190,993	173,128	176,607	173,990	182,549	42,931	42,145
Restructuring	21,714	24,483	10,507	63,271	70,594	35,665	6,894
Other (income) expense net	3,684	9,636	(39,069)	41,264	(1,566)	(3,361)	10,995
Interest expense, net	69,464	90,020	85,517	72,240	59,933	14,720	14,983
Loss on early extinguishment of debt	—	—	21,342	—	—	—	—

(Loss) Income before reorganization items and income tax	(150,083)	(94,904)	48,311	(34,129)	(31,626)	(48,589)	(14,170)
Reorganization items, net	6,158	4,310	3,822	2,179	1,674	555	636
Net income attributable to noncontrolling interests	529	882	1,544	1,041	477	(42)	38

Income tax (benefit) provision	15,962	5,783	10,886	32,173	(21,963)	4,872	(5,800)

Net (loss) income attributable to Exide Technologies	$(172,732)	$(105,879)	$32,059	$(69,522)	$(11,814)	$(53,974)	$(9,044)

Basic net (loss) earnings per share	$(6.72)	$(2.37)	$0.47	$(0.92)	$(0.16)	$(0.71)	$(0.12)

Diluted net (loss) earnings per share	$(6.72)	$(2.37)	$0.46	$(0.92)	$(0.16)	$(0.71)	$(0.12)

Ratio of earnings to fixed charges(1)	—	—	1.40	—	—	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and noncontrolling interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes, and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Except for the fiscal year ended March 31, 2008, the ratio of earnings to fixed charges was less than 1.00x for all other periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for the fiscal years ended March 31, 2006, 2007, 2009, and 2010 by $158.2 million, $102.2 million, $38.8 million, and $35.1 million, respectively. Earnings available for fixed charges were also inadequate to cover fixed charges for the fiscal quarters ended June 30, 2009 and 2010 by $49.3 million and $14.9 million, respectively.

	As of March 31,					As of June 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands)

Balance Sheet Data (at period end):
Working capital(1)	$431,570	$486,866	$674,783	$489,216	$428,996	$458,721	$418,585
Property, plant and equipment, net	685,842	649,015	649,526	586,261	603,160	598,967	562,053
Total assets	2,082,909	2,120,224	2,491,396	1,900,187	1,956,226	1,905,438	1,843,479
Total debt	701,004	684,454	716,195	658,205	659,527	666,880	648,363
Total stockholders’ equity attributable to Exide Technologies	224,739	330,523	544,338	326,227	332,334	296,013	308,035
Long-term debt and capital leases	683,986	666,507	683,601	646,180	646,604	654,140	635,200

						Three Months
						Ended
	Fiscal Year Ended March 31,					June 30,
	2006	2007	2008	2009	2010	2009	2010
	(Dollars in thousands)

Statement of Cash Flow Data:
Cash provided by (used in):
Operating activities	$(44,348)	$1,177	$1,080	$120,521	$109,162	$56,486	$3,238
Investing activities	(32,817)	(47,447)	(49,797)	(101,087)	(95,242)	(15,171)	(10,160)
Financing activities	34,646	87,586	57,374	(29,441)	1,930	6,542	297
Capital expenditures	58,133	51,932	56,854	108,914	96,092	15,171	10,447

(1)	Working capital is calculated as current assets less current liabilities.